Exhibit 23(a)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-213765 on Form S-3 of our reports dated February 28, 2019, relating to the consolidated financial statements of Duke Energy Corporation and subsidiaries, and the effectiveness of Duke Energy Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Duke Energy Corporation for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

March 25, 2019